SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             -----------------------


                                    FORM 8-K

                                 CURRENT REPORT

                             -----------------------


                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): November 13, 2002


                                  TIFFANY & CO.

             (Exact name of Registrant as specified in its charter)



          Delaware                     1-9494                    13-3228013
(State or other jurisdiction of  (Commission File Number)     (I.R.S. Employer
       incorporation)                                     Identification Number)



  727 Fifth Avenue, New York, New York                            10022
(Address of principal executive offices)                        (Zip Code)




Registrant's telephone number, including area code:  (212) 755-8000

Item 5.  Other Events

On November 13, 2002, Registrant issued the following press release reporting Tiffany's third quarter earnings meet expectations; company provides business update.

NEW YORK, November 13, 2002 - Tiffany & Co. (NYSE-TIF) today reported increases of 10 percent in net sales and 46 percent in net earnings in the three months (third quarter) ended October 31, 2002. Earnings of 24 cents per diluted share included a non-recurring tax benefit of 5 cents; excluding that benefit, earnings rose 13 percent and met the Company's previously-published expectation of 18-20 cents.

In the third quarter, net sales of $366,033,000 were 10 percent higher than $333,074,000 in the prior year. On a constant exchange rate basis that excludes translation effects between foreign currencies and the U.S. dollar, net sales increased 10 percent and worldwide comparable store sales rose 3 percent. Net earnings rose 46 percent to $35,184,000, or 24 cents per diluted share, from $24,028,000, or 16 cents per diluted share, in the prior year. Net earnings benefited from an effective income tax rate of 20.9 percent, which includes the effect of a non-recurring tax benefit of $8,015,000, or 5 cents per share. The adjustment principally reflects the recognition of the cumulative U.S. tax benefits as provided by the Extraterritorial Income Exclusion Act provision of the Internal Revenue code. The Company determined in the third quarter that this tax benefit was applicable to its operations and therefore, has recognized a tax benefit in the quarter.

In the nine months (year-to-date) ended October 31, 2002, net sales rose 4 percent to $1,087,589,000, compared with $1,040,776,000 in the prior year. On a constant exchange rate basis, net sales increased 5 percent and worldwide comparable store sales declined 1 percent. Net earnings rose 11 percent to $100,607,000, or 68 cents per diluted share, compared with $90,842,000, or 60 cents per diluted share, in the prior year.

Results in Tiffany's channels of distribution were as follows:

     o U.S. Retail sales increased 11 percent to $168,493,000 in the third quarter and 5 percent to $521,381,000 in the year-to-date. Comparable store sales rose 9 percent in the third quarter (8 percent in the branch stores and 10 percent in the New York flagship store) and 3 percent in the year-to-date (3 percent in the branch stores and fractionally in the New York flagship store). Comparable store sales in the third quarter were attributable to an increased number of transactions, with increased sales to local customers and tourists. Year-to-date, the Company has opened four new U.S. stores.

     o International Retail sales rose 6 percent to $156,281,000 in the third quarter and 2 percent to $452,381,000 in the year-to-date. On a constant exchange rate basis, sales increased 6 percent in the third quarter and 4 percent in the year-to-date. On that basis, comparable retail store sales in the third quarter and year-to-date declined 7 percent in both periods in Japan (total retail sales in Japan rose 1 percent in the quarter and fractionally in the year-to-date), increased 1 percent and 2 percent in other Asia-Pacific markets and rose 9 percent and declined 3 percent in Europe. This year, the Company has opened department store boutiques in Japan (2), Korea and Taiwan and, last week, in Paris.

     o Direct Marketing sales increased 11 percent to $37,337,000 in the third quarter and 11 percent to $109,905,000 in the year-to-date. In those respective periods, combined Internet/catalog sales rose 19 percent and 27 percent, while Business sales rose 1 percent and declined 5 percent.

     o The Company has established a new channel of distribution, "Specialty Retail," to include consolidated results from Little Switzerland, Inc., (for October 2002) as well as consolidated results from any future ventures operated under non-TIFFANY & CO. trademarks or trade names. The Company owned 98 percent of Little Switzerland at the end of the third quarter and expects to complete a merger whereby Little Switzerland, Inc. will become a wholly-owned subsidiary on November 20, 2002. Specialty Retail sales were $3,922,000 in the third quarter.

Michael J. Kowalski, president and chief executive officer, said, "We are pleased with Tiffany's ability to generate solid earnings growth in the third quarter, despite a continuation of challenging and uncertain external conditions, due to sales growth and prudent expense management. Across the U.S., we achieved generally broad-based sales growth, which we acknowledge compares to the temporarily depressed levels in last year's third quarter. In Japan, we are in the process of repositioning our merchandising and marketing efforts to mitigate the effect of declining engagement ring sales, which have resulted from lessened demand."

In the third quarter and year-to-date, gross margins (gross profit as a percentage of net sales) of 59.0 percent in both periods were higher than the prior year largely due to favorable shifts in sales mix and product manufacturing/sourcing efficiencies. The expense ratios (selling, general and administrative expenses (SG&A) as a percentage of net sales) of 45.3 percent and
43.6 percent were higher than the prior year due to insufficient sales volume to offset SG&A increases and planned increases in marketing expenses.

Tiffany's consistent pursuit of its focused growth strategies is supported by its strong financial position. At October 31, 2002, inventories of $777,932,000 were 11 percent higher than a year ago, primarily due to the opening of new stores, introduction of new products, expanded manufacturing operations and inclusion of Little Switzerland's inventories. Net-debt leverage of 22 percent compared with 20 percent in the prior year.

The Company purchased and retired 350,000 shares of its Common Stock in the open market during the third quarter at an average cost of $25.62 per share. The Company currently has $32 million available for future purchases under its authorized plan.

Mr. Kowalski continued, "While the near-term outlook remains uncertain, Tiffany is exceptionally well positioned for the upcoming holiday season. Customers are responding very favorably to our product assortment that includes several new jewelry designs and an important new collection of watches. Our stores are fully prepared to deliver a superior shopping experience. Overall, Tiffany's extraordinary product offerings and service make us more appealing and relevant than ever in the holiday season and beyond. "

Regarding the Company's near-term outlook, Mr. Kowalski added, "Our internal review leads us to expect relatively healthy overall results with low-double-digit net sales growth in this fourth quarter. We now expect comparable store sales in the U.S. to increase in a mid-single-digit range versus the prior year. In Japan, we expect comparable store sales to range from flat to a mid-single-digit decline. We also expect gross margin modestly lower than the prior year, a modest increase in the expense ratio and an effective tax rate of 38.9 percent in the fourth quarter. Therefore, our net earnings per diluted share expectation calls for a range of 60-65 cents, compared with 55 cents in the prior year. We expect to report sales results for the November-December holiday season on Tuesday January 7, 2003."

Separately, the Company also announced that it will no longer solicit new employee service award programs through its Business Sales division and will phase out of the service award business as existing customer commitments are satisfied. Service awards programs are used by employers to commemorate employees' anniversaries with gifts. Tiffany's Business Sales division will continue to offer a range of business gifts, as well as event-related trophies and other awards. Sales affected by this action represent less than $30 million annually, or less than half of the Business Division's sales. The company expects to take a related pre-tax charge of approximately $1.3 million in its fourth quarter ending January 31, 2003.

James E. Quinn, vice chairman, said, "This portion of our Business Sales division was coming under increasing pressure to offer lower priced products that fall outside of Tiffany's traditional categories and quality standards. Given our high level of service, we were faced with marginal profitability and the imperative to maintain the TIFFANY & CO. brand image. It has been a tough decision to make, but it is the right decision."

The Company will host a conference call today at 8:30 a.m. (EST) to review its third quarter results and outlook. Interested parties may listen to a broadcast on the Internet at www.shareholder.com/tiffany and www.streetevents.com.

Tiffany & Co. is the internationally renowned jeweler and specialty retailer. Sales are made primarily through company-operated TIFFANY & CO. stores and boutiques in the Americas, Asia-Pacific and Europe. Direct Marketing includes Tiffany's Business Sales division, catalog and Internet sales. Additional information can be found on Tiffany's Web site, www.tiffany.com, and on its shareholder information line (800) TIF-0110.

This press release contains certain "forward-looking" statements concerning expectations for sales, margins and earnings. Actual results might differ materially from those projected in the forward-looking statements. Information concerning factors that could cause actual results to differ materially are set forth in Tiffany's 2001 Annual Report and in Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

                                     # # #

                         TIFFANY & CO. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
               (Unaudited, in thousands, except per share amounts)



                                                                      Three months                           Nine months
                                                                    ended October 31,                      ended October 31,
                                                         -----------------------------------   -------------------------------------
                                                                    2002              2001                 2002               2001
                                                             -------------     -------------       ---------------    --------------
Net sales                                                 $       366,033  $        333,074     $       1,087,589  $       1,040,776

Cost of sales                                                     150,220           140,235               445,554            441,926
                                                             -------------     -------------       ---------------    --------------

Gross profit                                                      215,813           192,839               642,035            598,850

Selling, general and administrative expenses                      165,900           146,798               474,478            437,918
                                                             -------------     -------------       ---------------    --------------

Earnings from operations                                           49,913            46,041               167,557            160,932

Other expenses,  net                                                5,446             5,993                14,052              9,527
                                                             -------------     -------------       ---------------    --------------

Earnings before income taxes                                       44,467            40,048               153,505            151,405

Provision for income taxes                                          9,283            16,020                52,898             60,563
                                                             -------------     -------------       ---------------    --------------

Net earnings                                              $        35,184  $         24,028     $         100,607  $          90,842
                                                             =============     =============       ===============    ==============


Net earnings per share:

  Basic                                                   $          0.24  $           0.17     $            0.69  $            0.62
                                                             =============     =============       ===============    ==============

  Diluted                                                 $          0.24  $           0.16     $            0.68  $            0.60
                                                             =============     =============       ===============    ==============


Weighted average number of common shares:

  Basic                                                           145,137           145,273               145,450            145,743
  Diluted                                                         148,066           150,114               149,046            151,046



                         TIFFANY & CO. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Unaudited, in thousands)




                                                           October 31,           January 31,           October 31,
                                                                  2002                  2002                  2001
                                                     ------------------    ------------------    ------------------
ASSETS

Current assets:
Cash and cash equivalents                             $         90,646      $        173,675      $        106,404
Accounts receivable, net                                        96,112                98,527                99,094
Inventories, net                                               777,932               611,653               702,752
Deferred income taxes                                           48,660                41,170                38,030
Prepaid expenses and other current assets                       43,171                26,826                40,507
                                                         --------------        --------------        --------------

Total current assets                                         1,056,521               951,851               986,787

Property, plant and equipment, net                             650,499               525,585               511,271
Deferred income taxes                                            6,377                 4,560                 5,360
Other assets, net                                              154,463               147,872               153,375
                                                         --------------        --------------        --------------

                                                      $      1,867,860      $      1,629,868      $      1,656,793
                                                         ==============        ==============        ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term borrowings                                 $         58,268      $         40,402      $        113,331
Current portion of long-term debt                               51,500                51,500                     -
Obligation under capital lease                                       -                     -                45,221
Accounts payable and accrued liabilities                       182,123               134,694               150,889
Income taxes payable                                               485                48,997                 2,543
Merchandise and other customer credits                          39,520                38,755                35,418
                                                         --------------        --------------        --------------

Total current liabilities                                      331,896               314,348               347,402

Long-term debt                                                 295,947               179,065               237,548
Postretirement/employment benefit obligations                   33,999                29,999                28,822
Other long-term liabilities                                     80,843                69,511                74,602
Stockholders' equity                                         1,125,175             1,036,945               968,419
                                                         --------------        --------------        --------------

                                                      $      1,867,860      $      1,629,868      $      1,656,793
                                                         ==============        ==============        ==============


Certain reclassifications were made to the prior periods' condensed consolidated balance sheets.


                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    TIFFANY & CO.


                            BY:     /s/ Patrick B. Dorsey
                                    ____________________________________
                                    Patrick B. Dorsey
                                    Senior Vice President, Secretary and
                                    General Counsel


Date: November 13, 2002